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Allied Capital Corporation and Subsidiaries
Exhibit 11 Computation of Earnings Per Common Share
Form 10-Q
March 31, 1996

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
                                                       For the Three Months Ended
                                                               March 31,
                                                     ----------------------------
                                                           1995        1994
                                                     ----------------------------
Primary Earnings Per Common Share:

   Net Increase in Net Assets Resulting
        from Operations                                 $4,442,000   $2,134,000

   Less:  Dividends for Preferred Stock                    (55,000)     (55,000)
                                                     ---------------------------

   Net Increase in Net Assets Resulting
        from Operations Available to
        Common Shareholders                             $4,387,000   $2,079,000
                                                     ===========================


   Weighted average number of common
        shares outstanding                               6,301,619    6,152,817

   Weighted average number of common
        shares issuable on exercise
        of outstanding stock options                        41,135          876
                                                     ---------------------------

   Weighted average number of common
        shares and common share equivalents
        outstanding                                      6,342,754    6,153,693
                                                     ===========================


   Earnings per Common Share                                 $0.69        $0.34
                                                     ===========================



Fully Diluted Earnings Per Common Share:

   Net Increase in Net Assets Resulting
        from Operations                                 $4,442,000   $2,134,000

   Less:  Dividends for Preferred Stock                    (55,000)     (55,000)
                                                     ---------------------------

   Net Increase in Net Assets Resulting
        from Operations Available to
        Common Shareholders                             $4,387,000   $2,079,000
                                                     ===========================

   Weighted average number of common
        shares and common share
        equivalents outstanding as computed for
        primary earnings per share                       6,342,754    6,153,693

   Weighted average of additional
        shares issuable on exercise
        of outstanding stock options                        -            -
                                                     ---------------------------

   Weighted average number of common
        shares and common share equivalents
        outstanding, as adjusted                         6,342,754    6,153,693
                                                     ===========================


   Earnings per Common Share                                 $0.69        $0.34
                                                     ===========================
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